UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 11, 2009

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 N. McCarthy Blvd., No. 100, Milpitas, CA 95035-5112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information included in Item 3.03 below and the Amendment to Rights Agreement filed as Exhibit 4.1 hereto are incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

On December 11, 2009, the Company entered into an Amendment to Rights Agreement (the “Amendment”) to amend that certain Rights Agreement dated as of September 24, 2001, with Mellon Investor Services LLC as “Rights Agent” (the “Rights Agreement”). The purpose and effect of the Amendment was to terminate the Rights Agreement and eliminate the so-called “stockholders rights plan” as authorized by the Company’s board of directors on August 8, 2009. Pursuant to the Amendment, the Series A Participating Preferred Stock Purchase “Rights” which accompanied the Company’s common stock expired of the close of business on December 11, 2009, and the Rights Agreement terminated on such date.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 8.01.	Other Events.

The Company’s board of directors (the “Board”) approved changes to outside director compensation, completing a process that had begun with the election of Mr. Castor but which had been deferred during the proxy contest. Following discussions in October, the newly comprised Compensation Committee in November had engaged an outside consultant to advise regarding appropriate director compensation. The result of the Board and Compensation Committee review, which considered the consultant’s advice, had been to recommend that the Company adopt the meeting fees approved by the Board and described in the Company’s Form 8-K dated November 25, 2009. The two remaining items to address from that study were equity and annual retainers.

No changes were made to the policy with respect to the options component of equity awards, and as a result no new options have been issued to directors at this time. Determining that restricted stock units should be part of the equity for directors, on December 12, 2009, Registrant made awards of restricted share units under the 2004 Omnibus Equity Incentive Compensation Plan (the “Plan”), which upon vesting settle at no charge into Registrant’s common stock. The four new directors (Messrs. Castor, Fichthorn, Gullard, and Potashner) were each granted 5,000 units which vest ratably over three years in annual increments. The two continuing directors (Messrs. Ross and Wittrock) were each granted 2,500 units which vest upon the first to occur of one year or the next annual stockholders meeting. Analogous to options granted under the Plan to directors upon their election or re-election, the restricted stock units also vest upon a change in control.

As to retainers, the Board approved increases in annual retainers as listed below, to be effective on April 1, 2010, the start of the Company’s fiscal 2011.

Position	Annual Retainer through 3/31/10	Annual Retainer starting 4/1/2010
Board Member	$25,000	$30,000
Chairman of the Board Supplement	$40,000	$40,000
Audit Committee Member	$7,500	$10,000
Audit Chairman	$15,000	$20,000
Compensation Committee Member	$3,000	$7,500
Compensation Chairman	$6,000	$15,000
Nominating & Corporate Governance (N&CG) Member	$2,000	$5,000
N&CG Chairman	$5,000	$10,000

In light of the potential for the service of directors to cease involuntarily prior to the one-year anniversary of their September 23, 2009, election, the Board considered whether the retainer balance that would be correspondingly accelerated and paid when such service ceases should increase. The Board determined that the increased rates should only apply to directors who were in service as of April 1, 2010.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

4.1	Amendment to Rights Agreement, dated as of December 11, 2009, by and between California Micro Devices Corporation and Mellon Investor Services LLC, as Rights Agent.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized on the 14th day of December, 2009.

CALIFORNIA MICRO DEVICES CORPORATION
(Registrant)

By:	/s/ ROBERT V. DICKINSON
Robert V. Dickinson
President and Chief Executive Officer

Exhibit Index

Exhibit	Description

4.1	Amendment to Rights Agreement, dated as of December 11, 2009, by and between California Micro Devices Corporation and Mellon Investor Services LLC, as Rights Agent.